Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2004, accompanying the consolidated financial statements of Nephros, Inc. and Subsidiary as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which is included in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Summary Financial Data”, “Selected Financial Data” and “Experts.”

/S/    GRANT THORNTON LLP

New York, New York

July 14, 2004